EXHIBIT 99

FOR RELEASE 4:00 p.m. April 20, 2006

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Senior Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS

QUARTERLY FINANCIAL RESULTS;

ASSETS CROSS $500 MILLION THRESHOLD

ROANOKE, VIRGINIA. April 20, 2006 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results.

At March 31, 2006 Valley Financial’s total assets crossed over the $500 million threshold, ending the quarter at $516,179,000. Total deposits were $375,440,000, total loans stood at $434,160,000 and total shareholders’ equity was $31,370,000. Compared with March 31, 2005 the Company experienced increases of $121,765,000 or 31% in total assets, $69,385,000 or 23% in total deposits and $132,366,000 or 44% in total loans over the twelve-month period.

For the three months ended March 31, 2006, Valley Financial reported net income of $700,000 compared with $670,000 for the same three months of 2005, a 4.5% increase. Diluted earnings per share were $0.17 in 2006 compared to $0.16 in 2005, an increase of 6.25%. The Company’s return on average total assets was 0.56% for the three-month period and its return on average shareholders’ equity was 8.87%, compared with 0.71% and 9.42%, respectively, reported for the same period in 2005.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The continued superior execution of our business strategy is quite evident in these loan and deposit growth rates. Growth rates of these magnitudes are more than double those of our peers, and in the area of loans, our rate of growth is nearly 4 times that of our peers.”

Annualized growth rates for assets, loans and deposits in the 1st Quarter of 2006 were substantially less than the growth rates achieved in 2005, however, the rates of growth remained at double-digit levels. Gutshall added “Competition for deposits has heightened significantly in the last 6 months and our ability to fund loan growth will be dependent on our ability to grow our deposit base at a reasonable cost. Based upon current market conditions, we do anticipate that the Company’s asset, loan and deposit growth rates will show declines in 2006 when compared to 2005.”

Regarding earnings for the Quarter ended March 31, 2006, Gutshall stated “Net earnings were adversely affected by two major factors. First, we have continued to see the net interest margin under considerable pressure from the relatively flat yield curve. The net interest margin for the 1st Quarter of 2006 was 3.28%, down 10 basis points compared to the 3.38% for the 1st Quarter of 2005. Additionally, one large commercially-oriented credit relationship slipped into the non-performing category as of March 31, 2006 and a special loan loss reserve provision amounting to $325,000 was made in recognition of the workout nature of the credit. Due primarily to this credit relationship, the Company’s non-performing asset ratio as of March 31, 2006 increased to 1.69% of assets compared to 0.72% as of December 31, 2005 and 0.73% as of March 31, 2005. Gutshall added “A resolution of this problem credit is projected to occur during the 3rd Quarter of 2006 and we believe we have reserved an amount that should be sufficient to cover any potential losses. The aggregate exposure to this particular customer is approximately $5 million and we have reserved a total of $1.2 million as of March 31, 2006. Although we presently believe the remaining balance is secured by customer assets pledged as collateral, it is obviously a situation which can change which we are constantly monitoring.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	March 31 2006	December 31 2005	March 31 2005
Total assets	$516,179	$498,949	$394,414
Total loans	434,160	414,377	301,794
Investments	57,281	57,989	68,146
Deposits	375,440	365,316	306,055
Borrowed funds	105,072	99,170	57,488
Stockholders’ equity	31,370	30,715	28,554
Non-performing assets to total assets	1.69%	0.72%	0.73%
Loans past due more than 90 days to total loans	0.25%	0.10%	0.06%
Allowance for loan losses to total loans	1.08%	1.00%	1.11%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$7.80	$7.64	$7.10

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31
	2006	2005
Interest income	$7,831	$5,044
Interest expense	4,034	2,098
Net interest income	3,797	2,946
Provision for loan losses	587	324
Net interest income after provision for loan losses	3,210	2,622
Noninterest income	456	332
Noninterest expense	2,721	2,051
Net income before taxes	945	903
Provision for income taxes	245	233
Net income	$700	$670
Basic net income per share	$0.17	$0.16
Diluted net income per share	$0.17	$0.16
Return on average total assets	0.56%	0.71%
Return on average total equity	8.87%	9.42%
Yield on earning assets (TEY)	6.69%	5.72%
Cost of funds	3.47%	2.41%
Net interest margin (TEY)	3.28%	3.38%
Overhead efficiency ratio	62.08%	60.34%
Net charge-offs/average loans	0.00%	0.00%